To the Board of Trustees and Shareholders of the The Dreyfus/Laurel Tax-Free Municipal Funds

We consent to the use of our report dated July 30, 2003 with respect to The Dreyfus/Laurel Tax-Free Municipal Funds (comprised of Dreyfus BASIC California Municipal Money Market Fund, Dreyfus BASIC Massachusetts Municipal Money Market Fund, and Dreyfus BASIC New York Municipal Money Market Fund) incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Independent Auditors" in the Statements of Additional Information.


KPMG LLP
New York, NY

October 21, 2003